Exhibit 10.1

FORM OF

ADVISORY SERVICES AGREEMENT

ADVISORY SERVICES AGREEMENT dated as of                     , 2016 (this “Agreement”), by and between MAMMOTH ENERGY SERVICES, INC., a Delaware corporation (the “Company”) and WEXFORD CAPITAL LP, a Delaware limited partnership (“Wexford”).

WHEREAS, Wexford has extensive knowledge and experience with respect to managing public and private businesses, capital markets transactions, financing transactions, long range planning and business development and other matters that are significant to the future business and operations of the Company; and

WHEREAS, the Company desires to benefit from Wexford’s expertise and has requested that Wexford provide assistance and advice to the Company from time to time with respect to certain financial and strategic matters related to the business and affairs of the Company and its subsidiaries; and

WHEREAS, Wexford has agreed to the Company’s request on the terms and conditions specified herein.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged the Company and Wexford agree as follows:

Section 1. Retention of Wexford.

The Company hereby retains Wexford, and Wexford accepts such retention, upon the terms and conditions set forth in this Agreement.

Section 2. Term; Termination.

(a) Term. This Agreement shall commence on the closing date of the Company’s initial public offering and shall terminate on the second anniversary thereof (the “Initial Term”). Upon expiration of the Initial Term, this Agreement shall automatically continue for additional one-year periods unless terminated in writing by either party at least ten days prior to the expiration of the then current Term (each extension period being referred to herein as the “Extension Term,” and together with the Initial Term, the “Term”).

(b) Termination. This Agreement may be terminated by either the Company or Wexford at any time, with or without cause, upon 30 days’ prior written notice to the other party. In the event of termination by the Company, the Company shall be obligated to pay all amounts due to Wexford through the remaining Term of the Agreement. The provisions set forth in Section 5 of this Agreement shall survive any termination of this Agreement.

Section 3. Advisory Services.

(a) Wexford shall provide general financial and strategic advice to the Company and its subsidiaries (the “Services”), in each case, as the Company shall reasonably request from Wexford. The Services shall not extend to the day-to-day business or operations of the Company and shall not include any services provided by officers or employees of Wexford in their capacity as directors of the Company. If requested to provide Services, Wexford shall devote such time to any such request as Wexford shall deem, in its sole discretion, necessary. Such Services, in Wexford’s sole discretion, shall be rendered in person or by telephone or other communication. Wexford shall have no obligation to the Company as to the manner of rendering the Services hereunder, and the Company shall not have any right to dictate or direct the details of the Services rendered hereunder.

(b) Wexford shall perform all services as an independent contractor to the Company and not as an employee, agent or representative of the Company. Wexford shall have no authority to act for or to bind the Company without its prior written consent. Nothing in this Agreement is intended nor shall be deemed to create any partnership, agency or joint venture relationship by or between the parties.

(c) This Agreement shall not prohibit, restrict or limit in any manner Wexford or any of its partners or affiliates or any director, officer, partner or employee of Wexford or any of its partners or affiliates (collectively, “Wexford Persons”) from engaging in other activities, whether or not competitive with any business of the Company or any of its respective subsidiaries or affiliates. This Agreement shall not require Wexford or any Wexford Person to make available to the Company any investment or investment opportunity about which Wexford or any Wexford Person shall become aware.

(d) In the event the Company is dissatisfied in any manner with the Services provided by Wexford hereunder or with Wexford’s performance under this Agreement, the Company’s sole remedy shall be to terminate this Agreement. Under no circumstances shall the Company have any claim for damages against Wexford or any Wexford Person arising out of or relating to this Agreement.

Section 4. Compensation.

(a) Advisory Fee. As consideration for the Services provided by Wexford hereunder, the Company agrees to pay to Wexford an annual fee in the amount of $500,000 payable in advance in equal monthly installments, on the first business day of each month during the Term and prorated for any partial calendar month.

(b) Expenses. Upon presentation by Wexford to the Company of such documentation as may be reasonably requested by the Company, the Company shall reimburse Wexford for all reasonable out-of-pocket expenses, including, without limitation, reasonable legal fees and expenses, and other disbursements incurred by Wexford or any Wexford Person in the performance of Wexford’s obligations hereunder.

(c) Additional Services. The Company may request that Wexford provide services in addition to the Services (“Additional Services”), including without limitation, services relating to proposed acquisitions or divestitures, debt or equity financings, or other transactions. In the event Wexford agrees to provide such Additional Services, the Company shall pay Wexford an additional market-based fee for such Additional Services, which fees shall be approved by the audit committee of the Company’s board of directors.

(d) Non-Exclusive. Nothing in this Agreement shall have the effect of prohibiting Wexford or any of its affiliates from receiving from the Company or any of its subsidiaries or affiliates any other fees.

Section 5. Indemnification.

(a) The Company will indemnify and hold harmless Wexford and each Wexford Person (each such person, an “Indemnified Party”) from and against any and all losses, claims, damages, liabilities, costs and expenses, whether joint or several (the “Liabilities”), related to, arising out of or in connection with this Agreement or the Services or Additional Services contemplated by this Agreement or the engagement of Wexford pursuant to, and the performance by Wexford of the Services or Additional Services contemplated by, this Agreement, whether or not pending or threatened, whether or not an Indemnified Party is a party, whether or not resulting in any liability and whether or not such action, claim, suit, investigation or proceeding is initiated or brought by or on behalf of the Company. The Company will reimburse any Indemnified Party for all reasonable costs and expenses (including attorneys’ fees and expenses) as they are incurred in connection with investigating, preparing, pursuing, defending or assisting in the defense of any action, claim, suit, investigation or proceeding for which the Indemnified Party would be entitled to indemnification under the terms of the previous sentence, or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party thereto. The Company will not be liable under the foregoing indemnification provision with respect to any particular Liability of an Indemnified Party solely to the extent that such is determined by a court, in a final judgment from which no further appeal may be taken, to have resulted primarily from the gross negligence or willful misconduct of such Indemnified Party. The attorneys’ fees and other expenses of an Indemnified Party shall be paid by the Company as they are incurred upon receipt of an agreement by or on behalf of the Indemnified Party to repay such amounts if it is finally judicially determined that the Liabilities in question resulted primarily from the gross negligence or willful misconduct of such Indemnified Party.

(b) The Company acknowledges and agrees that the Indemnified Parties have certain rights to indemnification and/or insurance provided by Wexford and certain of its affiliates and that such additional rights to indemnification and/or insurance are intended to be secondary to the primary obligation of the Company to indemnify the Indemnified Parties hereunder. The Company’s obligations to provide indemnification hereunder shall not be limited in any manner by the availability of such additional indemnification and/or insurance that may be available to the Indemnified Parties.

Section 6. Accuracy of Information.

The Company shall furnish or cause to be furnished to Wexford such information as Wexford believes reasonably appropriate in connection with providing the services contemplated by this Agreement (all such information so furnished, the “Information”). The Company recognizes and confirms that Wexford (a) will use and rely primarily on the Information and on information available from generally recognized public sources in performing the services contemplated by this Agreement without independent verification, (b) does not assume responsibility for the accuracy or completeness of the Information and such other information and (c) is entitled to rely upon the Information without independent verification.

Section 7. Notices.

All notices, requests, consents and other communications hereunder shall be in writing and shall be deemed sufficient if personally delivered, sent by nationally-recognized overnight courier, or by registered or certified mail, return receipt requested and postage prepaid, addressed as follows:

(a)	if to Wexford, to:

Wexford Capital LP

411 West Putnam Avenue

Greenwich, CT 06830

Attention: Paul Jacobi

Telephone: (203) 862-7074

with a copy to:

Wexford Capital LP

411 West Putnam Avenue

Greenwich, CT 06830

Attention: Arthur Amron, General Counsel

Telephone: (203) 862-7012

(b)	if to the Company, to:

Mammoth Energy Services, Inc.

4727 Gaillardia Parkway

Suite 200

Oklahoma City, OK 73142

Attention: Arty Straehla

Telephone: (405) 608-6007

with a copy to:

Mammoth Energy Services, Inc.

4727 Gaillardia Parkway

Suite 200

Oklahoma City, OK 73142

Attention: Mark Layton

Telephone: (405) 608-6007

or to such other address as the party to whom notice is to be given may have furnished to each other party in writing in accordance herewith. Any such notice or communication shall be deemed to have been received (i) in the case of personal delivery, on the date of such delivery, (ii) in the case of nationally-recognized overnight courier guaranteeing next day delivery, on the next business day after the date when sent, and (iii) in the case of mailing, on the fifth business day following that on which the piece of mail containing such communication is posted.

Section 8. Benefits of Agreement.

This Agreement shall bind and inure to the benefit of Wexford, the Company, the Indemnified Persons and any successors to or assigns of Wexford and the Company; provided, however, that this Agreement may not be assigned by the Company without the prior written consent of Wexford.

Section 9. Governing Law.

This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York (without giving effect to principles of conflicts of laws).

Section 10. Headings.

Section headings are used for convenience only and shall in no way affect the construction of this Agreement.

Section 11. Entire Agreement; Amendments.

This Agreement contains the entire understanding of the parties with respect to its subject matter and supersedes any and all prior agreements, and neither it nor any part of it may in any way be altered, amended, extended, waived, discharged or terminated except by a written agreement that specifically references this Agreement and the provisions to be so altered, amended, extended, waived, discharged or terminated is signed by each of the parties hereto and specifically states that it is intended to alter, amend, extend, waive, discharge or terminate this agreement or a provision hereof.

Section 12. Counterparts.

This Agreement may be executed and delivered (including by facsimile transmission) in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto.

Section 13. Confidentiality.

Wexford agrees to maintain the confidentiality of the Confidential Information (as defined below), except that Wexford may disclose Confidential Information (a) to its partners, members, directors, officers, employees and advisors (and those of its affiliates), including accountants, legal counsel and other advisors (it being understood that the person to whom such disclosure is made will be informed of the confidential nature of such Confidential Information and instructed to keep such Confidential Information confidential), (b) to the extent required by any subpoena or similar legal process, (c) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (d) with the consent of the Company, or (e) to the extent such Confidential Information (i) becomes publicly available other than as a result of a breach of this Agreement, or (ii) becomes available to Wexford on a non-confidential basis from a source other than the Company. For the purposes of this Agreement, “Confidential Information” means all non-public information received from the Company relating to the Company or its business, other than any such information that is available to Wexford on a non-confidential basis from a source other than the Company.

Section 14. Further Assurances

The Company and Wexford shall execute such documents and other papers and take such further actions as the other may reasonably request in order to carry out the provisions hereof and provide the services hereunder.

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IN WITNESS WHEREOF, the parties have duly executed this Advisory Services Agreement as of the date first above written.

MAMMOTH ENERGY SERVICES, INC.

By:

Name:

Title:

WEXFORD CAPITAL LP
By:	Wexford GP LLC, its general partner

By:

Name:

Title:

ADVISORY SERVICES AGREEMENT

SIGNATURE PAGE